SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                       CROWN CENTRAL PETROLEUM CORPORATION
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                                   ( L O G O )

                       CROWN CENTRAL PETROLEUM CORPORATION
                            ONE NORTH CHARLES STREET
                            BALTIMORE, MARYLAND 21201
                            -------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 April 22, 1999
                            -------------------------

To the Stockholders of CROWN CENTRAL PETROLEUM CORPORATION:

        Notice is hereby given that the Annual Meeting of Stockholders of Crown Central Petroleum Corporation (the "Company") will be held at the Turf Valley Conference Center, 2700 Turf Valley Road, Ellicott City, Maryland on Thursday, the 22nd day of April, 1999 at two o'clock in the afternoon, Eastern Daylight Time, for the following purposes:

   1. ELECTION OF DIRECTORS. To elect a Board of eight (8) directors, each to serve for the next succeeding year and until his or her successor is elected and has qualified. Six (6) directors will be elected by the holders of the Class A Common Stock and two (2) directors will be elected by the holders of the Class B Common Stock.

   2. SHAREHOLDER PROPOSAL. To vote upon a shareholder proposal, if properly presented at the meeting.

   3. OTHER BUSINESS. To transact such other business as may properly come before the meeting. The Board of Directors of the Company knows of no other business which will be presented for consideration at the Annual Meeting.

        Details respecting these matters are set forth in the Proxy Statement. Only stockholders of record at the close of business on March 11, 1999 will be entitled to notice of and to vote at the Annual Meeting.

        WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING POSTAGE PAID, ADDRESSED ENVELOPE AS PROMPTLY AS POSSIBLE. YOU MAY REVOKE THE PROXY BY GIVING WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY AT THE ADDRESS ABOVE OR BY EXECUTION AND DELIVERY OF A LATER DATED PROXY.

                                            By order of the Board of Directors,


                                            /s/     Dolores B. Rawlings
                                            -----------------------------------
                                            Dolores B. Rawlings,
                                            VICE PRESIDENT - SECRETARY

                       CROWN CENTRAL PETROLEUM CORPORATION
                            ONE NORTH CHARLES STREET
                            BALTIMORE, MARYLAND 21201
                            -------------------------

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD APRIL 22, 1999
                            -------------------------

SOLICITATION AND REVOCABILITY OF PROXIES

        This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Crown Central Petroleum Corporation ("Crown" or the "Company") for use at the Company's Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Turf Valley Conference Center, 2700 Turf Valley Road, Ellicott City, Maryland on Thursday, the 22nd day of April, 1999 at two o'clock in the afternoon. This Proxy Statement and a form of Proxy will first be mailed to stockholders on or about March 29, 1999.

        The Board of Directors of the Company has fixed the close of business on March 11, 1999 as the record date (the "Record Date") for the determination of Company stockholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of Class A Common Stock, par value $5.00 per share ("Class A Stock"), and holders of record of Class B Common Stock, par value $5.00 per share ("Class B Stock"), at the close of business on the Record Date ("Record Holders") are entitled to notice of the Annual Meeting and to attend and vote at the Annual Meeting. The holder of a valid proxy will be permitted to attend the Annual Meeting and to vote the stock of a Record Holder. To be valid, a proxy must either be in writing and be signed by the Record Holder or be authorized by an electronic transmission from the Record Holder. In addition, to be valid, a proxy cannot have been revoked or superseded by a valid proxy with a later date.

        The Proxy Card provided with this Proxy Statement is for completion both by holders of Class A Stock and by holders of Class B Stock. If a stockholder owns shares of Class A Stock, the stockholder should vote on the election of the directors to be elected by the holders of Class A Stock. If a stockholder owns shares of Class B Stock, the stockholder should vote on the election of the directors to be elected by the holders of Class B Stock. If a stockholder owns shares of both Class A Stock and Class B Stock, the stockholder should vote on the election of all directors. All properly executed proxies delivered pursuant to this solicitation will be voted at the Annual Meeting, or any adjournments thereof, in accordance with instructions contained therein, if any. IF NO INSTRUCTIONS ARE INDICATED, SHARES OF CLASS A STOCK AND CLASS B STOCK FOR WHICH EXECUTED PROXIES ARE RECEIVED WILL BE VOTED:

        o FOR THE ELECTION OF THE NOMINEES NAMED IN THE PROXY AS DIRECTORS OF THE COMPANY,

        o    AGAINST THE SHAREHOLDER PROPOSAL, AND

        o IN THE DISCRETION OF THE PROXY HOLDER AS TO ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE MEETING.

        Execution and return of the accompanying Proxy Card will not in any way affect a stockholder's right to attend the Annual Meeting and, if such stockholder's proxy is revoked, to vote in person. The stockholder giving the proxy has the power to revoke it at any time before it is exercised by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. Presence at the Annual Meeting will not, of itself, revoke the proxy.

        The expense of the solicitation of proxies for the Annual Meeting, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company. Proxies may be solicited by use of the mails, by personal interview or by telephone or other electronic means and may be solicited, to a limited extent, by officers and directors and by other employees of the Company. Brokers, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares and to request authority for the execution of proxies and will be reimbursed by the Company for their expenses in forwarding such material.

ALL STOCKHOLDERS ARE URGED TO COMPLETE, DATE, EXECUTE AND RETURN THE PROXY CARD SENT TO THEM WITH THIS PROXY STATEMENT.

MATTERS TO BE VOTED ON AT THE ANNUAL MEETING

        ELECTION OF DIRECTORS. Eight (8) directors are to be elected, each to serve until the next annual meeting of stockholders and until his or her successor is duly elected and has qualified. Six (6) directors will be elected by the holders of the Class A Stock, and two (2) directors (who may not be employees of the Company or any subsidiary of the Company) will be elected by the holders of the Class B Stock. See "Voting at the Annual Meeting Voting Rights of Class A and Class B Stock" for a description of the voting rights of the Class A Stock and of the Class B Stock in the election of directors. A plurality of all votes cast by the applicable class will be sufficient to elect each such director. For purposes of the election of directors, abstentions will not be counted as votes cast and will have no effect on the result of the vote.

        SHAREHOLDER PROPOSAL. If properly presented, a shareholder proposal will be voted on at the Annual Meeting. Two-thirds of all of the votes cast on the proposal will be necessary to approve the shareholder proposal. See "Voting at the Annual Meeting - Voting Rights of Class A and Class B Stock" for a description of the voting rights of the Class A Stock and Class B Stock as to the approval of the shareholder proposal. For purposes of the vote on the shareholder proposal, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

VOTING AT THE ANNUAL MEETING

        OUTSTANDING SHARES; QUORUM. At the close of business on the Record Date, there were 4,817,394 shares of Class A Stock outstanding and 5,221,687 shares of Class B Stock outstanding. The presence, in person or by a properly executed and delivered proxy, of the holders of a majority of the votes of Class A Stock and Class B Stock entitled to vote at the Annual Meeting, taken together, is necessary to constitute a quorum at the Annual Meeting. For information with respect to stockholders who own more than 5% of the outstanding Class A Stock or Class B Stock, see "Security Ownership by Certain Beneficial Owners and Management."

        VOTING RIGHTS OF CLASS A AND CLASS B STOCK. The holders of record of the Class A Stock are entitled, voting separately as a class, to elect and to remove all directors other than directors to be elected by any other class or classes or series of stock. The holders of record of the Class B Stock may elect and remove two (2) directors, who may not be employees of the Company or of any subsidiary of the Company. There are no classes of stock other than Class A Stock and Class B Stock currently outstanding.

        Except with respect to the election of directors as described above, in all proceedings in which action of the stockholders of the Company is to be taken, each share of Class A Stock shall entitle the holder of record thereof to one vote, and each share of Class B Stock shall entitle the holder of record thereof to one-tenth (1/10) vote. Except with respect to the election of directors, holders of Class A Stock vote together with holders of Class B Stock as a single class.

        THE COMPANY SAVINGS PLAN. A unit of T. Rowe Price serves as the trustee for the Company's Employees Savings Plan and the Employees Supplemental Savings Plan (collectively the "Savings Plans"). Each plan participant with an investment in Class A Stock or Class B Stock will be given a form of proxy by the trustee to be used to instruct the trustee how to vote the Company stock held in the Savings Plans for the benefit of the participant. Shares for which no instructions are timely given will be voted as provided in the Savings Plans by the trustee in the same proportion as the votes cast with respect to those shares for which the trustee receives proper instructions. There is no provision in the Savings Plans to permit the trustee to grant a proxy to a plan participant, and as a result, all shares of Class A Stock and Class B Stock held in the Savings Plans will be voted by the trustee in accordance with the procedures described in this paragraph.


                                    ELECTION OF DIRECTORS

        At the Annual Meeting, eight (8) directors will be elected, each to serve until the next annual meeting of the stockholders and until his or her successor is duly elected and has qualified. Six (6) directors will be elected by the holders of the Class A Stock, and two (2) directors (who may not be employees of the Company or any subsidiary of the Company) will be elected by the holders of the Class B Stock.

INFORMATION CONCERNING THE NOMINEES

        The names and ages (as of December 31, 1998) of those persons nominated to be directors of the Company, as well as their principal occupations for the last five years, directorships held by them in certain other publicly held companies, the year in which they became a director of the Company and certain other information with respect to such nominees are set forth below. The first six (6) nominees listed are presented for election by the holders of Class A Stock, and the last two (2) nominees listed are presented for election by the holders of Class B Stock. All of the nominees are presently directors of the Company, and all of the nominees were elected at the Annual Meeting of Stockholders on April 23, 1998.

        There are no family relationships among any of the directors. Edward L. Rosenberg, the former Executive Vice President - Supply and Transportation, and Frank B. Rosenberg, Senior Vice President - Marketing, are sons of Henry A. Rosenberg, Jr., Chairman of the Board, President and Chief Executive Officer. There are no other family relationships among the directors and the executive officers, and there is no arrangement or understanding between any director and any other person pursuant to which the director was elected.

        Proxies received will be voted in the manner directed in the proxy or, if no direction is made, for the election of the nominees named below. Although it is not expected that such a contingency will occur, if any nominee declines or is unable to serve, the proxies will be voted for a substitute nominee and, unless otherwise directed, for the other nominees named below.


    NAME AND AGE ON                      PRINCIPAL OCCUPATION FOR LAST 5 YEARS;                    DIRECTOR
    DECEMBER 31, 1998                      DIRECTORSHIPS IN PUBLIC CORPORATIONS                      SINCE
   -----------------                      ------------------------------------                     --------

TO BE ELECTED BY THE HOLDERS OF THE CLASS A STOCK:

JACK AFRICK (70)         President  and  Chief  Operating  Officer,  North  Atlantic  Trading         1991
                         Company,  Inc. since January 1998;  Formerly,  Vice  Chairman,  UST,
                         Inc.  Also a director of Tanger  Factory  Outlet  Centers,  Inc. and
                         Transmedia Network, Inc.
GEORGE L. BUNTING, JR.   President and Chief  Executive  Officer,  Bunting  Management  Group         1992
    (58)                 since July 1991.  Also a director of Guilford  Pharmaceuticals  Inc.
                         and Mercantile Bankshares Corporation.
MICHAEL F. DACEY (54)    President,  The Evolution  Consulting  Group, Inc. since March 1995;         1991
                         Executive  Vice  President,  The Chase  Manhattan  Bank,  N.A.  from
                         September 1987 through September 1994.
PATRICIA A. GOLDMAN      Retired.    Formerly,    Senior    Vice    President   -   Corporate         1989
    (56)                 Communications,  USAir,  Inc.  from  February  1988 through  January
                         1994.  Also a director  of Erie Family  Life  Insurance  Company and
                         Erie Indemnity Company.
WILLIAM L. JEWS (46)     President  and  Chief  Executive  Officer,   CareFirst,  Inc.  since         1992
                         January 1998; President and Chief Executive Officer,  Blue Cross and
                         Blue Shield of Maryland from April 1993 through  December 1997. Also a director of Municipal  Mortgage and Equity,  L.L.C. and The Ryland
                         Group, Inc.
HENRY A. ROSENBERG,      Chairman   of  the  Board  and  Chief   Executive   Officer  of  the         1955
    JR. (69)             Company since May 1975 and President since March 1996.


TO BE ELECTED BY THE HOLDERS OF THE CLASS B STOCK:

THOMAS M. GIBBONS        Retired.   Formerly,   Chairman   of  the   Board,   Chesapeake   and        1988
    (73)                 Potomac Telephone Companies, part of Bell Atlantic Corporation.
THE REVEREND HAROLD      President, Loyola College in Maryland since July  1994;  Professor of        1995
    RIDLEY, S.J. (59)    English and Department  Chair,  LeMoyne  College  from September 1985 through June 1994.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE NOMINEES PRESENTED HEREIN.

BOARD OF DIRECTORS

        ATTENDANCE. The Board of Directors held nine meetings during the past year. All of the directors, except for Mr. Jews, attended in person or telephonically at least 75% of the aggregate of the total number of meetings of the Board of Directors and the committees on which he or she served during the year.

        COMPENSATION OF DIRECTORS. Each director who is not an employee of the Company or a subsidiary of the Company is paid $12,000 per year for serving as a director and a meeting fee of $750, plus travel expenses, for attendance at each meeting. The meeting fee was $600 prior to April 1998. Each non-employee director who is a member of any committee of the Board of Directors other than the Executive Committee is paid $3,000 per year for serving on each such committee. The chairman of any committee other than the Executive Committee is paid a fee of $1,000 for serving in that capacity. Directors who are employees receive no separate compensation for serving on the Board, on any Board committee or as Chairman of any committee. See "Interest of Management and Others in Transactions with the Company and its Subsidiaries" for a description of Mr. Africk's consulting agreement under which he is paid a fee of $3,000 per month.

        Under a Deferred Compensation Plan for non-employee directors, a director may defer all or a portion of his or her compensation for payment after his or her termination as a director. The plan provides for the accrual of interest quarterly on the funds at the 90-day Treasury Bill rate in effect at the beginning of the quarter. The director may elect to receive the deferred compensation in one lump sum payment or in a number of annual installments (not exceeding ten).

BOARD COMMITTEES

        EXECUTIVE COMMITTEE. The Executive Committee has the authority to act on behalf of the Board of Directors between meetings of the Board. Mr. Rosenberg serves as Chairman and Messrs. Africk and Gibbons are members of the Committee. The Executive Committee met five times during the past year.

        AUDIT COMMITTEE. Mr. Africk serves as Chairman and Messrs. Bunting, Dacey, and Schmidt served in 1998 as members of the Audit Committee. The Audit Committee met five times during the past year. The functions which this Committee performs under its charter include: (i) recommending the selection of independent public accountants and reviewing with such accountants the audit scope and the results of the audit engagement, (ii) reviewing matters pertaining to internal audit and other internal control procedures, (iii) reviewing the audited and the unaudited statements to be submitted to the Board for approval,
(iv) reviewing substantial claims by or against the Company, (v) reviewing the Company's financing plans and its compliance with debt covenants, (vi) reviewing current accounting related matters affecting the Company, and (vii) reviewing the effect of the scope of non-audit services rendered by the independent public accountants on their independence.

        EXECUTIVE COMPENSATION AND BONUS COMMITTEE. Mr. Gibbons serves as Chairman and Ms. Goldman, Mr. Jews and Father Ridley are members of the Executive Compensation and Bonus Committee (the "Compensation Committee"). The Compensation Committee met eight times during the past year. The Compensation Committee has the principal responsibility for the administration of the Company's annual incentive plan which is known as the Performance Incentive Plan, the 1994 Long-Term Incentive Plan (the "Long-Term Plan") and the 1999 Long-Term Incentive Plan (the "1999 Long-Term Plan"). The Compensation Committee also has the authority and duty to submit recommendations to the Board with respect to the salaries of the Chairman of the Board and President and with respect to plans for the compensation of executives of the Company, including amendments to any plans for compensation.

        SUCCESSION PLANNING COMMITTEE. In 1996, the Board of Directors established the Succession Planning Committee as a special committee of the Board. The Succession Planning Committee has been directed to report to and make recommendations to the Board with regard to the line of succession within Senior Management. Mr. Africk serves as Chairman and Messrs. Bunting, Gibbons and Rosenberg are members of the Committee. The Committee met once during the past year.

REPORT OF EXECUTIVE COMPENSATION AND BONUS COMMITTEE

        On an annual basis, the Company engages an internationally known management consulting firm to assist it in performing a review of its executive compensation practices. Compensation philosophy, the Company's objectives and Crown's total direct compensation package which consists of base salary and annual and long-term incentives are reviewed. The results of this study are carefully considered by the Compensation Committee in connection with its approval of the compensation to be paid to the Company's executive officers.

        The following objectives and guiding principles have been identified in establishing the Company's executive compensation program: (1) provide a strong link between management and shareholder interests by rewarding executives for the creation of shareholder value, (2) attract and retain key executive talent by providing competitive total reward opportunities based on the Company's performance, (3) provide an appropriate balance between short and long-term reward opportunities, and (4) ensure there is a clear line-of-sight between reward opportunities and performance controlled or directly influenced by the executive.

        Specifically, base salaries are targeted to the median or fiftieth percentile of overall competitive practices. Recommendations for base salary adjustments for officers are determined by considering the executive's position, experience, knowledge, skills, job performance and the strategic importance of the individual and the position, as reflected in the Chairman's recommendations to the Compensation Committee. Annual incentive and long-term incentive awards are each targeted to generate total cash compensation between the fiftieth and seventy-fifth percentile of competitive practices and are based on the Company's performance.

        The Company's competitive position is determined by conducting an annual survey of the practices at other companies, both national and regional, including companies of similar size and focus within the petroleum industry. Seven of the eleven companies most recently selected as industry comparables are included in the twenty-seven companies in the Value Line Integrated Petroleum Index shown on the Performance Graph in this Proxy Statement.

        The Company's most recent survey analysis of compensation practices shows that officers' base salaries, total cash compensation (base salary and annual incentives) and total direct compensation (total cash compensation plus the estimated annualized present value of long-term incentive awards) are below the median. The Compensation Committee is, to the extent practicable, attempting to insure that increases in base salaries and total cash compensation are targeted to median levels. During 1998, there was no increase in the base salary previously established for Mr. Henry A. Rosenberg, Jr. The Committee believes that Mr. Rosenberg is in the comparable median salary range for chief executive officers.

        In 1994, the Company adopted, with stockholder approval, the Long-Term Plan. In 1996, it adopted the Performance Incentive Plan and in 1999, the new 1999 Long-Term Plan which is a stock performance plan with cash payments based on stock appreciation. These Plans are intended to provide additional incentives to officers and senior managers for improvements in Company-wide performance.

        The 1998 Performance Incentive Plan is a cash plan offered to officers, senior management and other salaried employees. Minimum, target and maximum awards are established by the Compensation Committee for the Plan year. Executive officers can earn a target award of 35-65% of base salary based upon the Company's performance, as measured by EBITDAAL which is defined as earnings before interest, taxes, depreciation, amortization, abandonments and LIFO accounting provisions. EBITDAAL must meet the annual minimum threshold approved by the Compensation Committee for any awards to be earned in a Plan year. The Company's 1998 actual operating performance did not meet the minimum threshold and no incentive awards were earned under the 1998 Performance Incentive Plan. The 1999 Performance Incentive Plan also establishes target awards of 35-65% of base salary, but awards will be based on a combination of EBITDAAL and performance goals established for each operating unit and corporate department.

        The Long-Term Plan is designed to provide incentives to officers and key employees who have significant responsibilities for the successful implementation of the Company's long-term business strategies. The Long-Term Plan provides for awards of non-qualified stock options ("Options") for the purchase of the Company's Class B Stock and for Performance Vested Restricted Stock ("PVR Stock") which is also awarded in shares of Class B Stock. Awards are made by the Compensation Committee, and no participant may receive Options for more than 150,000 shares of stock or more than 50,000 shares of PVR Stock in any one year.


        PVR Stock is issued to a participant subject to the attainment of performance goals and the satisfaction of various restrictions established by the Compensation Committee. The performance goals are currently based upon the Company's operating performance as measured by EBITDAAL. In addition, three-year Net Income on a FIFO Basis must meet the minimum threshold approved by the Compensation Committee for any awards of PVR Stock to vest at the end of the performance cycle. In 1996, the Compensation Committee amended the Plan to permit PVR Stock that has not vested at the end of the performance cycle to vest at the end of five years rather than being forfeited by the participant. This feature is intended to help the Company retain the services of participants in the Long-Term Plan and to simplify the accounting treatment of PVR Stock. In 1998, the definition of "Change of Control" in the Long-Term Plan was amended to address the transfer of ownership of the Company's stock held by the Atapco Group as described in "Interest of Management and Others in Transactions with the Company and Its Subsidiaries." That transaction resulted in a Change of Control as previously defined by the Long-Term Plan. The executive officers (but not other key employees) waived the acceleration of vesting of options and the elimination of restrictions on the PVR Stock arising from the transaction.


        The new 1999 Long-Term Plan is also designed to provide incentives to officers and key employees and to encourage the retention of these executives. The 1999 Long-Term Plan is a stock performance plan that provides for cash payments based upon stock appreciation during a three-year performance period. Participants will be granted a number of Units which will be based upon competitive long-term incentive awards available to executives in similar positions. A $14.91 Unit Strike Price has been established for the Plan. The Unit Strike Price is based on the average stock price of the Class B Stock during the past three years, and it is significantly above the current market price of the Class B Stock. Cash awards will be calculated by multiplying the number of Units granted to the Participant times the appreciation in the stock price at the end of three-year performance period over the Unit Strike Price of $14.91. Participants in this Plan are, therefore, rewarded for results that directly contribute to increases in shareholder value over the performance period.


        The Company's Supplemental Retirement Income Plan for Senior Executives (the "SRI Plan") and the Executive Severance Plan (the "Severance Plan") are designed to provide competitive executive benefits which are consistent with current practices. All officers at the Vice President level and above are participants in the SRI Plan and benefits vest after five years of service. All current officers at the Vice President level and above have been designated as participants in the Severance Plan; however, Mr. Henry A. Rosenberg, Jr. voluntarily withdrew from the Severance Plan prior to the Change of Control arising from the Atapco Group transaction. Prior to the transaction, the definition of "Change of Control" in the Severance Plan was amended to address the transfer of ownership of the Company's stock by the Atapco Group and to provide certain enhanced benefits in consideration for a limited waiver of the change of control benefits arising from the Atapo Group transaction. Under the Severance Plan, as amended, if a participant is terminated without good reason within two years of a change of control, as defined in the Severance Plan, the participant receives credit for enhanced age and service under the SRI Plan and the immediate payment of SRI Plan benefits. In addition, the participant receives a payment of three times the executive's annual salary, full payment under the annual Performance Incentive Plan, an additional contribution equal to a three-year Company match for participants in the Savings Plans, the continuation of certain welfare benefits for a three-year period, a payment equal to the excise tax on the basic severance benefits and certain other miscellaneous benefits. The Committee views the Severance Plan as a typical executive benefit that will help insure stability and continuity of employment of key management personnel at the time of a proposed or threatened change of control, if any.

        It is not currently anticipated that any officer could earn annual compensation in excess of one million dollars under the existing compensation plans. Stockholder approval of the Performance Incentive Plan would be required for compensation under this plan to qualify for deductibility under Section 162(m) of the Internal Revenue Code. Some additional limitations on the PVR Stock portion (but not the portion relating to Options) of the Long-Term Plan might also be required to qualify that compensation for deductibility. The Compensation Committee will consider recommending such steps as may be required to qualify either annual or long-term incentive compensation for deductibility if that appears appropriate at some time in the future.

        This Report has been submitted by the Compensation Committee: Thomas M. Gibbons, Chairman; Patricia A. Goldman; William L. Jews; and Reverend Harold Ridley, S.J.

INTEREST OF MANAGEMENT AND OTHERS IN TRANSACTIONS WITH THE COMPANY AND ITS SUBSIDIARIES

        CONSULTING AGREEMENT. Effective November 1, 1993, Mr. Africk became a general business adviser and consultant to the Company for which he is paid a consultancy fee of $3,000 per month. His work in this capacity is in addition to his service as a director, member of the Executive Committee, Chairman of the Audit Committee and Chairman of the Succession Planning Committee.

        ROSEMORE. Pursuant to an Agreement and Plan of Reorganization as described in Amendment No. 3 to a Schedule 13D filed by American Trading and Production Corporation ("Atapco"), the Atapco Group's controlling interest in Crown was transferred to Rosemore Holdings, Inc. ("Rosemore Holdings"), a Maryland corporation and a wholly owned subsidiary of Gateway Gathering and Marketing Company, a Maryland corporation, which has subsequently changed its name to Rosemore, Inc. ("Rosemore"). Trusts for the benefit of Henry A. Rosenberg, Jr. and for members of his immediate family and for the benefit of his sisters, Ruth R. Marder and Judith R. Hoffberger and for members of their immediate families, hold all of the Rosemore stock. Rosemore, Rosemore Holdings and various individuals who are beneficial owners of Rosemore stock are a "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act"); and accordingly, the Rosemore Group has filed
Schedule 13D's to report their holdings of Class A and Class B Stock.

        Rosemore has recently agreed to participate in the Company's working capital and letter of credit facility established pursuant to a Loan and Security Agreement by and among Congress Financial Corporation, as Administrative Agent for First Union National Bank and Congress Financial Corporation, as Lenders, and Crown and various Crown subsidiaries, as Borrowers. Rosemore's participation will result in an increased credit limit under this facility. Documentation is currently being prepared. It is anticipated that Rosemore will be compensated at competitive rates for its participation in the facility.

        The Company has recently terminated its aircraft lease with General Electric Capital Corporation. Crown understands that Rosemore intends to enter into an aircraft lease with General Electric Capital Corporation. Crown has, therefore, assigned its lease with the Maryland Aviation Administration of hangar space at Martin State Airport to Rosemore, and Rosemore has agreed to purchase from the Company the leasehold improvements, furniture and various supplies and spare parts formerly used by the Company in connection with its operation of the aircraft and the related charter activities.


ADDITIONAL INFORMATION WITH RESPECT TO COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

        None

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        OWNERS OF MORE THAN FIVE PERCENT. The following table sets forth the class of shares of the Company's stock, and the amount and percentage of that class, owned by all persons known by the Company to be the beneficial owners of more than 5% of the shares of any class of the Company's stock on December 31, 1998:


        Name and Address                                                  Percent
      of Beneficial Owner         Title of Class        Amount           of  Class
      -------------------         --------------        ------           ---------

Rosemore Group (a)               Class A Stock         2,401,232           49.85
Blaustein Building               Class B Stock           912,758           16.71
23rd Floor
One North Charles Street
Baltimore, MD  21201

A.I.C. Limited "group" (b)       Class A Stock           448,900            9.32
7930 Clayton Road
St. Louis, MO  63117

FMR  Corp. (c)                   Class A Stock           440,000            9.13
82 Devonshire Street
Boston, MA 02109

Franklin Resources, Inc. (c)     Class B Stock           500,000            9.55
777 Mariners Island Boulevard
P.O. Box 7777
San Mateo, CA 94403

Heartland Advisors, Inc. (c)     Class B Stock           800,000           15.28
790 North Milwaukee Street
Milwaukee, WI 53202

Donald Smith & Co., Inc. (c)     Class B Stock           453,400            8.66
East 80 Route 4
Paramus, NJ 07652


--------------
(a) See "Interest of Management and Others in Transactions with the Company and Its Subsidiaries" for a description of the Rosemore Group. Rosemore Holdings is the holder of 2,366,526 shares of Class A Stock and 591,629 shares of Class B Stock, and other members of the Rosemore Group are the holders of 34,706 shares of Class A Stock and 321,129 shares of Class B Stock. The Class B Stock shown in the table includes 82,270 shares of stock granted to members of the Rosemore Group as PVR Stock under the Long-Term Plan and 225,728 shares that members of the Rosemore Group have a right to acquire pursuant to Options granted under the Long-Term Plan that vested on or before March 1, 1998 ("Vested Option"). The percentage calculation is based on the shares outstanding plus the shares that may be acquired pursuant to Vested Options granted to members of the Rosemore Group.

(b) This information was obtained from a report on Schedule 13D dated January 14, 1983 and Amendment No. 7 dated June 18, 1990, which were filed with the Securities and Exchange Commission (the "Commission"). A.I.C. Limited is the record owner of 275,000 shares of Class A Stock. A.I.C. Limited and two associates, who have no record ownership of Class A Stock, are a "group" as that term is used in Section 13(d)(3) of the Exchange Act.

(c) Information concerning the stock holdings of FMR Corp.; Franklin Resources, Inc.; Heartland Advisors, Inc. and Donald Smith & Co. Inc. was obtained from reports on Schedule 13G and amendments to those schedules that have been filed with the Commission. Each of these four entities reports that it is registered as an investment adviser. The percentage calculation for each is based on the shares outstanding as shown on the Company's financial statements for the fiscal year ended December 31, 1998.

        DIRECTORS AND OFFICERS. The following table sets forth the number of shares of each class of the Company's stock and the percentage of each class owned by each of the directors and nominees, by certain executive officers and by all directors and officers as a group on December 31, 1998:

                     Shares of Securities Beneficially Owned
                            on December 31, 1998 (a)

                                 Class A Common Stock      Class B Common Stock
                                 --------------------      --------------------
Name                               Amount        %           Amount         %
                                   ------       ---          ------        ---
Jack Africk                           --         --            500         (b)
George L. Bunting, Jr.                --         --          1,000         (b)
Michael F. Dacey                   1,000        (b)             --          --
Thomas M. Gibbons                    200        (b)             --          --
Patricia A. Goldman                  100        (b)                         --
William L. Jews                       --         --            200         (b)
Thomas L. Owsley                     100        (b)         43,739(c)      (b)
Rev. Harold Ridley, S.J.              --         --            100         (b)
Edward L. Rosenberg (d)            3,712        (b)         37,079(c)      (b)
Henry A. Rosenberg, Jr.(e)     2,397,520      49.77        875,679       16.13
Randall M. Trembly                11,774        (b)         74,413(c)      (b)
John E. Wheeler, Jr                3,264        (b)         55,507(c)      (b)

All Directors, Nominees and    2,423,896      50.32      1,234,965(f)    21.73
Officers as agroup including
those listed above (20 individuals)

 ----------------------
(a) Each director holds sole voting and investment power over the shares listed; however, in one or more cases the stock may be registered in the name of a trust or retirement fund for the benefit of the director. In the case of officers of the Company, the table includes interest in shares held by the trustee under the Savings Plans, the Class B Stock granted as PVR Stock under the Long-Term Plan (but not shares of PVR stock granted but subsequently forfeited) and shares subject to Options. See footnote(c).

(b) Represents less than one percent of the shares outstanding.

(c) Includes Vested Options as follows: Mr. Owsley, 32,953; Mr. Edward L. Rosenberg, 34,019 shares; Mr. Trembly, 43,702 shares and Mr. Wheeler, 37,060 shares.

(d) Mr. Edward L. Rosenberg resigned as an officer of the Company effective December 31, 1998. He currently serves as President, Chief Executive Officer and a Director of Rosemore, and he is a member of the Rosemore Group. Shares owned by the Rosemore Group other than those owned directly by Mr. Edward L. Rosenberg are listed on the table as held by Mr. Henry A. Rosenberg, Jr.

(e) Mr. Henry A. Rosenberg, Jr. is Chairman of the Board of Rosemore. The shares listed are the shares owned by the Rosemore Group other than shares reported separately in the table as owned by Edward L. Rosenberg. Of the shares listed above, Mr. Rosenberg holds 22,525 shares of Class A Stock and 239,961 shares (including PVR Stock) of Class B Stock individually and in the Company's Savings Plans. The Class B Stock shown on the table also includes 160,826 shares that may be acquired by Mr. Rosenberg upon the exercise of Vested Options granted under the Long-Term Plan. The percentage calculation is based on the shares outstanding plus the shares that may be acquired pursuant to Vested Options granted to members of the Rosemore Group other than Edward L. Rosenberg.

(f) Includes 447,630 shares that may be acquired pursuant to Vested Options granted under the Long-Term Plan or under the 1995 Management Stock Option Plan. The percentage calculation is based on the shares outstanding plus the shares that may be acquired pursuant to Vested Options.

        COMPLIANCE WITH SECTION 16(A). Based upon a review of the Forms 3, 4 and 5 and any amendments thereto, filed with the Commission and furnished to the Company as well as letters provided to the Company by various reporting persons, the Company is of the opinion that no reporting person has failed to file on a timely basis the reports required by Section 16(a) of the Exchange Act during the Company's most recent fiscal year.


                           SUMMARY COMPENSATION TABLE

        The following table sets forth the compensation awarded to, earned by or paid to the Chief Executive Officer and the other four most highly compensated executive officers for all services rendered in all capacities to the Company and its subsidiaries during the last three fiscal years. The positions shown on the table are those held by the officers on December 31, 1998:


                                                                                             Long-Term
                                             Annual Compensation                         Compensation Awards
                                                                                      --------------------------
     Name and                                                            Other        Securities       All
     Principal                                                           Annual       Underlying      Other
     Position                     Year       Salary       Bonus      Compensation(a)  Options(b)  Compensation(c)
     --------                     ----      --------      --------   ---------------  ----------  ---------------
Henry A. Rosenberg, Jr            1998      $600,000      $     --      $ 21,659        43,900      $ 19,847
  Chairman of the Board,          1997       591,668       321,390        20,519        50,000        20,799
   President and Chief            1996       575,004        97,248        19,832        30,360        21,770
   Executive Officer

Edward L. Rosenberg               1998      $218,918      $     --      $ 19,538        14,000      $ 45,917
  Executive Vice                  1997       176,676        86,621        17,239         6,600        43,974
  President - Supply and          1996       168,840        21,526        16,717         4,620        10,808
  Transportation

Randall M. Trembly                1998      $255,008      $     --      $ 18,600        16,400      $ 12,837
  Executive Vice President        1997       236,680       163,391        17,250        17,600        12,170
                                  1996       208,758        33,826        16,250         6,520        11,594

John E. Wheeler, Jr               1998      $241,671      $     --      $ 21,761        15,500      $ 10,607
  Executive Vice President -      1997       201,672        79,868        18,913         7,800         9,974
  Chief Financial Officer         1996       188,754        23,985        18,783         5,150        10,023

Thomas L. Owsley                  1998      $210,008      $     --      $ 18,891         7,300       $11,641
  Senior Vice President -         1997       188,008        55,514        17,112         5,800        10,455
  Legal                           1996       177,340        16,975        16,391         4,540        10,541


---------------
(a) These amounts include automobile allowances, gasoline allowances, and the tax gross-ups applicable to the gasoline allowances. Perquisites below the required reporting levels are not included in this table.

(b) The Options are for the purchase of shares of Class B Stock.

(c) These amounts include imputed income related to excess life insurance, payments for executive medical insurance and the Company's matching payments under the Savings Plans. In 1998, the imputed income for Mr. Henry
     A. Rosenberg, Jr. was $8,640; for Mr. Trembly, $846 and for Mr. Owsley, $1,134. The executive medical payments for each of the officers listed in the table were $2,207. The Company's matching payments under the Savings Plans were for Mr. Henry A. Rosenberg, Jr., $9,000; for Mr. Edward L. Rosenberg, $8,633; for Mr. Trembly, $9,766; for Mr. Wheeler, $8,400 and for Mr. Owsley, $8,300. The amounts shown for Mr. Edward L. Rosenberg include the payment of $18,000 as a housing allowance and a payment of $17,077 for accrued vacation in 1998, $5,000 for moving expenses and $20,000 as a housing allowance in 1997 and the reimbursement of moving expenses of $1,560 in 1996.

                        OPTION GRANTS IN LAST FISCAL YEAR
                                Individual Grants

                                         % of Total
                            Number of      Options
                           Securities    Granted to
                           Underlying    Employees                                 Grant Date
                             Options     in Fiscal    Exercise     Expiration        Present
Name                       Granted (a)      Year        Price         Date           Value (b)
----                       ----------    ----------   --------     ----------       ----------
Henry A. Rosenberg, Jr       43,900         26.5       $15.00      May 1, 2008       $167,485
Edward L. Rosenberg (c)      14,000          8.4        15.00      May 1, 2008         53,413
Randall M. Trembly           16,400          9.9        15.00      May 1, 2008         62,569
John E. Wheeler, Jr          15,500          9.3        15.00      May 1, 2008         59,135
Thomas L. Owsley              7,300          4.4        15.00      May 1, 2008         27,851


-------------------
(a) All of the grants shown are for the purchase of Class B Stock and were made on May 1, 1998. For each grant, one-third of the Options granted are exercisable one year from the date of the grant; an additional one-third will be exercisable on the second anniversary of the grant; and the final one-third will be exercisable on the third anniversary of the grant. Tax withholding obligations may be satisfied upon exercise by the deduction of Option shares.

(b) For the purposes of this presentation, the Company valued its Options based upon the Black-Scholes model, a widely used and accepted formula for valuing traded stock options. The actual increase in value will occur directly with the appreciation of the per share market price of the Company's Class B Stock as stockholders' return on investment increases. There is no gain to the executives, however, if the per share market price of the Company's Class B Stock does not increase or if it declines. The following assumptions were used to calculate the Black-Scholes value: an expected option life of approximately one year, a 27.45 percent stock price volatility, a 5.625 percent risk free rate of return, an annual dividend yield of 0 percent, and an exercise price equal to the stock price on the date of grant. This resulted in an Option value of $3.82 per share. The Company has used the historical annual dividend yield and stock prices as assumptions for the Black-Scholes model. These calculations are not projections; and there is, therefore, no guarantee that the assumptions will be the actual annual dividend yield or stock price volatility rate over the next year.

(c) Mr. Rosenberg's 1998 option grants were not vested on the date of his resignation as an officer and employee of the Company and were, therefore, forfeited.


                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR,
                      AND FISCAL YEAR-END OPTION VALUES (a)

                                   Number of Securities          Value of Unexercised
                                  Underlying Unexercised             In-the-Money
                                    Options at FY-End              Options at FY-End
                                ---------------------------    ---------------------------
Name                            Exercisable    Unexercisable   Exercisable   Unexercisable
----                            -----------    -------------   -----------   -------------
Henry A. Rosenberg, Jr.           150,706         87,354            $0             $0
Edward L. Rosenberg (b)            34,019            0               0              0
Randall M. Trembly                 42,162         30,308             0              0
John E. Wheeler, Jr.               35,563         22,417             0              0
Thomas L. Owsley                   31,439         12,681             0              0


--------------
(a) The Options are for the purchase of Class B Stock.

(b) All options that were not vested on the date of Mr. Edward L. Rosenberg's resignation as an officer and employee of the Company were forfeited.

           LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR (a)


                                                            Estimated Future Payouts
                                                            ------------------------
                                                                                   Maximum
                                                                                   (Shares)
                             Number     Performance     Threshold      Target        and
Name                       of Shares       Period        (Shares)     (Shares)     Cash (b)
----                       ---------    -----------     ----------    --------     --------
Henry A. Rosenberg, Jr.      24,100     Jan. 1, 1998-     12,050       24,100       24,100
                                        Dec. 31, 2000
Edward L. Rosenberg (c)       7,700     Jan. 1, 1998-      3,850        7,700        7,700
                                        Dec. 31, 2000
Randall M. Trembly            9,000     Jan. 1, 1998-      4,500        9,000        9,000
                                        Dec. 31, 2000
John E. Wheeler, Jr.          8,500     Jan. 1, 1998-      4,250        8,500        8,500
                                        Dec. 31, 2000
Thomas L. Owsley              4,000     Jan. 1, 1998-      2,000         4,000       4,000
                                        Dec. 31, 2000

-----------------
(a) The shares listed are Class B Stock which was issued as PVR Stock and was awarded to participants under the Long-Term Plan. The performance goals applicable to these awards are based upon EBITDAAL. See "Report of Executive Compensation and Bonus Committee." Net Income on a FIFO Basis must meet the minimum threshold established for the cycle for any of this PVR Stock to be earned during the Performance Period.

(b) The cash earned at the maximum level is equal to 50% of the value of the stock earned on the Performance Period date that the restrictions lapse.

(c) Mr. Edward L. Rosenberg's 1998 PVR Stock Award grants were restricted on the date of his resignation as an officer and employee of the Company and were, therefore, forfeited.

                                       PENSION PLAN TABLE (a)

                                                      Years of  Service
                                                      -----------------
Remuneration            15          20          25           30          35          40         45
------------            --          --          --           --          --          --         --
   $150,000         $ 54,000     $ 72,000     $ 94,500     $117,000    $139,500    $162,000   $184,500
   200,000           72,000       96,000      126,000      156,000     186,000     216,000    246,000
   250,000           90,000      120,000      157,500      195,000     232,500     270,000    307,500
   300,000          108,000      144,000      189,000      234,000     279,000     324,000    369,000
   400,000          144,000      192,000      252,000      312,000     372,000     432,000    492,000
   500,000          180,000      240,000      315,000      390,000     465,000     540,000    615,000
   600,000          216,000      288,000      378,000      468,000     558,000     648,000    738,000


--------------------
(a)The table above reflects the retirement benefits (life annuity with 60 months certain) which would be payable under the Company's Retirement Plan at various base salary levels and years of service projected to normal retirement. The table assumes that the participant has earned the annual remuneration shown in the table in every year of credited service. The Retirement Plan is a career average plan with benefits based on taxable compensation. Limitations imposed by the Internal Revenue Code or any other statute are not reflected in the table since the Company's Supplemental Retirement Income Plan for Senior Executives is designed to provide or restore to participants the benefits that would have been received under the Retirement Plan if calculated without regard to such limitations. All officers at the Vice President level and above participate in the Supplemental Retirement Income Plan. Mr. Henry A. Rosenberg, Jr.'s normal retirement date was December 1, 1994. His credited service at that time was 42 years and 4 months. The estimated credited service projected to normal retirement for the other current executives listed in the Summary Compensation Table is: Mr. Trembly, 27 years and 10 months; Mr. Wheeler, 41 years and 8 months and Mr. Owsley, 23 years and 6 months.

                                PERFORMANCE GRAPH



   (The Performance Graph appears here. See the table below for plot points)






                              1993     1994     1995     1996     1997     1998
                              ----     ----     ----     ----     ----     ----
Crown Common                   100       84      100       83      144       48
AMEX Market Value Index        100       91      115      122      148      151
Value Line Int. Petr. Index    100      107      139      181      233      256






        The graph above plots the cumulative shareholder's return on a $100 investment in Crown Common Stock (Class A and Class B Stock combined on a weighted market value basis) over a five-year period assuming that all dividends are reinvested. The American Stock Exchange Market Value Index and the Value Line Integrated Petroleum Index are also shown on the graph for comparative purposes. It should be noted that the Value Line Index includes a number of major oil companies that are significantly larger than Crown. Many of these companies are also engaged in the upstream production of both crude oil and natural gas and are in other lines of business in addition to their petroleum refining and marketing activities.

                              SHAREHOLDER PROPOSAL

        Ava L. Free of 14018 CP 556, Pearland, Texas 77581 has advised the Company that she is the owner of 4,100 shares of Class A Stock and approximately 2,000 shares of Class B Stock and that she intends to present the following shareholder proposal for consideration at the Annual Meeting:

        SHAREHOLDER PROPOSAL.  [SUBMITTED BY MS. FREE]

        BE IT RESOLVED: That the shareholders of Crown Central Petroleum Corporation ("Crown" ) request that Crown's Board of Directors (the "Board") commission an independent study to evaluate the system by which Crown determines the compensation of its top five executive officers. The study would explore ways to more effectively link Crown's executive compensation to company performance, and would make recommendations as to standards and procedures that the Board's Executive Compensation and Bonus Committee (the "Committee") should adopt in bringing Crown's compensation policies more in line with overall company performance, especially stock performance. A written report of the study and recommendations would be included in that next annual report, proxy statement and/or other appropriate filing, with a copy made available to shareholders on request.

        SUPPORTING STATEMENT.  [SUBMITTED BY MS. FREE]

        Crown's shareholders should be concerned about the effect of the company's executive compensation on their investment. The factors currently considered by the Committee do not adequately measure the performance of the executives and do not effectively link executive compensation to company performance. Tellingly, while company performance has declined throughout the 1990s, Crown CEO Henry Rosenberg, Jr. and other Crown executives have, for the most part, been rewarded with increased total compensation packages, including higher salaries, bonuses and/or stock options.

        Throughout this decade, Crown stock has consistently ranked as one of the poorest performers among oil refining and marketing companies in the United States, dramatically declining in value even as stock of other oil refining companies has increased significantly. From the beginning of 1990 to November 1998, Crown's Class A Common Stock plummeted from over $31/share to below $10/share, and Crown's Class B Common Stock similarly fell from over $29/share to $10/share. As of November 1998, Crown's Class A and Class B Common Stock had each declined in value by more than 50% since the beginning of the year. Moreover, during five of the past six years, Crown's operations annually have posted net losses.

        Market analysts have commented throughout the period of this dismal performance. Jeff Rosenberg, a fund manager for Clover Capital Management, stated, "These guys can't execute--they're the Mets" (Baltimore Sun, Apr. 1,
1995). Marc Perkins of Perkins Capital Advisors blamed Crown's management, observing, "They just don't understand the Oil business...people around them make money; they don't make any money" (Baltimore Daily Record, February 1, 1996).

        Crown's current executive compensation program has four guiding principles that purport to link executive compensation to "shareholder value." Nevertheless, these principles are vague and do not clearly direct the Committee as to how they should be implemented. As a result, executives are not held accountable to shareholders for their performance.

        Accordingly, independent, third-party scrutiny of Crown's executive compensation system, followed by a written report available to the shareholders, is both overdue and critical to enforcing management accountability. Only when measures are implemented that better link executive compensation to company performance will Crown's current practice of rewarding management failure end.

        BOARD OF DIRECTORS STATEMENT  IN OPPOSITION.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE SHAREHOLDER
PROPOSAL.

        As noted in the Report of Executive Compensation and Bonus Committee in this Proxy Statement, the Company annually "engages an internationally known management consulting firm to assist it in performing a review of its executive compensation practices....The results of this study are carefully considered by the Compensation Committee in connection with its approval of the compensation to be paid to the Company's executive officers." The Compensation Committee is an independent committee of outside directors, advised by an independent management consultant. As the Report of the Compensation Committee clearly states, Company performance and increased shareholder value are key factors considered by the Compensation Committee in its administration of the Company's executive compensation program. The Company's performance as measured by EBITDAAL is determinative of the awards earned by senior executives under both the

Company's annual incentive plan and its long-term incentive plan. The study requested in the Free shareholder proposal would, therefore, simply duplicate work currently done for and by the Compensation Committee. Furthermore, information concerning the compensation of the five most highly compensated executive officers is fully disclosed in this Proxy Statement in accordance with the Commission's proxy rules. The Board of Directors believes that further public disclosure of confidential, competitive and proprietary information developed by the management consulting firm employed to assist the Compensation Committee would be inappropriate. The Board of Directors recommends a vote AGAINST the shareholder proposal. See "OCAW's Corporate Campaign."

        OCAW'S CORPORATE CAMPAIGN.

        For over three years, the Company has been involved in a protracted labor dispute with the Oil Chemical and Atomic Workers International Union ("OCAW") bargaining unit at the Company's Pasadena, Texas refinery. In February 1996, following incidents of sabotage at the refinery, Crown locked out approximately 250 OCAW employees. Since that time, OCAW has waged an orchestrated corporate campaign against the Company.

        At the time of the lockout, Ms. Free was an OCAW member in the Pasadena refinery bargaining unit, and she was actively involved in OCAW's attempt to have Crown submit to demands made prior to the lockout.

        The Board of Directors believes that it is important for stockholders to have this additional information available when considering the shareholder proposal that may be voted upon at the Annual Meeting.

                                  OTHER MATTERS

        Management does not know of any business other than the election of directors and the vote on the shareholder proposal that may come before the meeting. However, if any other business should properly come before the meeting, the proxies will be voted with respect thereto in accordance with the direction of the stockholders.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

        The principal independent public accountant for the Company and its subsidiaries since the organization of the Company has been Ernst & Young LLP or its predecessors, and such firm has been selected again for the current fiscal year. A representative of Ernst & Young LLP will be present at the Annual Meeting. Their representative does not intend to make any formal statement but will respond to any questions.

INFORMATION INCORPORATED BY REFERENCE

        The Company's Financial Statements and Supplementary Data (Item 8), Management's Discussion and Analysis of Financial Condition and Results of Operations (Item 7) and supplementary financial information with respect to Quarterly Results of Operations are set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and are hereby incorporated by reference.

STOCKHOLDERS' PROPOSALS FOR THE 1999 ANNUAL MEETING

        Proposals of stockholders of the Company intended to be presented at the Annual Meeting of stockholders of the Company in 2000 must be received by the Secretary of the Company, One North Charles Street, P.O. Box 1168, Baltimore, Maryland 21203 on or before November 29, 1999 and must otherwise comply with the rules of the Commission and the Bylaws of the Company to be eligible for inclusion in the Proxy Statement for the Annual Meeting in 2000.

                                            By order of the Board of Directors,


                                            /s/      Dolores B. Rawlings
                                            -----------------------------------
                                            Dolores B. Rawlings
                                            VICE PRESIDENT - SECRETARY

March 26, 1999

                                 [ CROWN LOGO ]


                                  DETACH HERE



                                      PROXY

                       CROWN CENTRAL PETROLEUM CORPORATION

                                 P. O. BOX 1168
                            BALTIMORE, MARYLAND 21203

             PROXY FOR CLASS A COMMON STOCK AND CLASS B COMMON STOCK
                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             FOR THE ANNUAL MEETING OF STOCKHOLDERS - APRIL 22, 1999

    Reserving the right of revocation, the undersigned hereby appoints as his or her proxy or proxies, with full power of substitution, Thomas L. Owsley, Dolores
B. Rawlings, and Henry A. Rosenberg, Jr., or any one or more of them, to vote all Class A Common Stock and Class B Common Stock of the undersigned at the Annual Meeting of Stockholders of Crown Central Petroleum Corporation, a Maryland corporation, to be held at Turf Valley Conference Center, 2700 Turf Valley Road, Ellicott City, Maryland on Thursday, April 22, 1999 or at any adjournment of said meeting.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED, AND AGAINST THE SHAREHOLDER PROPOSAL, AND AT THE PROXY HOLDER'S DISCRETION ON ANY OTHER MATTER OR MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

[SEE REVERSE ]                                                  [ SEE  REVERSE ]
    SIDE           CONTINUED AND TO BE SIGNED ON REVERSE               SIDE

LOGO

        CROWN CENTRAL PETROLEUM CORPORATION
        Refiners/marketers of petroleum products & petrochemicals
        One North Charles Street  P.O. Box 1168  Baltimore, Maryland  21203

This proxy card is provided for completion both by holders of Class A Stock and by holders of Class B Stock.

If a stockholder owns shares of Class A Stock, the stockholder should vote on the election of the directors to be elected by the holders of Class A Stock.

If a stockholder owns shares of Class B Stock, the stockholder should vote on the election of the directors to be elected by the holders of Class B Stock.

If a stockholder owns shares of both Class A Stock and Class B Stock, the stockholder should vote on the election of all directors.


                                   DETACH HERE

      Please mark
      votes as in
    X this example.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED.


                                                                          THE BOARD OF DIRECTORS RECOMMENDS A
                                                                          VOTE AGAINST THE SHAREHOLDER PROPOSAL
1.  Election of six (6) Directors.    Election of two (2)  Directors      AND TO GRANT DISCRETION UNDER ITEM 3.
CLASS A COMMON STOCK NOMINEES:        CLASS B COMMON STOCK NOMINEES:      2. Shareholder Proposal concerning
                                                                             executive compensation.
Jack Africk, George L. Bunting,       Thomas M. Gibbons and Rev. Harold
Jr., Michael F. Dacey, Patricia       Ridley, S.J.                            FOR        AGAINST      ABSTAIN
A. Goldman, William L. Jews,
and Henry A. Rosenberg, Jr.                                                   ---          ---          ---
                                                                WITHHELD
FOR                  WITHHELD                 FOR                 FROM
ALL                  FROM ALL                BOTH                 BOTH     3.  In their discretion on any other
NOMINEES__           NOMINEES__            NOMINEES__          NOMINEES__      matter or matters which may
                                                                               properly come before said meeting
                                                                               or any adjournment thereof.

____________________________________  _____________________________________           GRANTED WITHHELD
For, except  vote withheld from the   For, except  vote withheld from
nominee(s) listed above.              the nominee(s)  listed
                                      above.                                            ___      ___


                                                                             MARK HERE                    MARK HERE
                                                                            FOR ADDRESS                IF YOU PLAN TO
                                                                            CHANGE AND                   ATTEND THE
                                                                           NOTE AT LEFT ___      ___       MEETING


                                                           PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY IN THE
                                                           ENCLOSED ENVELOPE.

                                                           This proxy should be signed by the stockholder in
                                                           person. If a joint account, all joint owners should
                                                           sign.


Signature: __________________________  Date: ___________  Signature:____________________________ Date: ____________